EXHIBIT 10.2

Ms. Anna Marrs
March 8, 2018

Contract of Employment

1. Parties

This Contract of Employment is made between:

a)	American Express Services Europe Limited 'the Employer'
and
b)   Anna Marrs, 'the Employee'.

Reference to 'the Company' includes the Employer and its holding company, and subsidiary and associate companies.

2. Band

Your Band is 99.

3. Job title

Your job title is President, Global Commercial Services.

4. Start date

Your start date and continuous service date is TBD. This is the date that will be used to determine your UK benefits eligibility. This contract replaces all contracts of employment and terms and conditions previously issued by the Company.

5. Place of work

Your place of work is Belgrave House, London, or any place or places in the UK that the Company reasonably directs.

You may be required to travel to any location globally on the Company's business.

6. Hours of work

Your hours of work will be such hours as may be necessary for the proper performance of your duties.

Salary and Benefits

7. Salary

Your salary is £580,000 per annum, payable monthly in arrears, currently on the last working day of each month by bank transfer.

8. FYB Flex

The Company has a flexible benefits program known as FYB Flex, access to which is obtained through the Company's intranet.  FYB Flex details your core benefits and allows you to choose to contribute to a range of additional benefits as well as nominating your beneficiaries for the Life Assurance Scheme. The month after you join the Company you will receive an invitation to enable you to access FYB Flex and amend or chose additional benefits including selecting personal pensions contributions.

Some of your benefits, including any employee pension contributions, are provided via salary sacrifice. Under salary sacrifice you will receive a lower gross salary in return for the provision of the benefit.

Subject to the rules of the scheme including any provider requirements, you will be entitled to participate in the Company's Healthcare and life assurance schemes.  You are able to extend Healthcare cover to include your partner and/or dependent children, or increase the amount of life insurance cover, on the FYB Flex site. Please ensure that you input your nominated beneficiaries.

You are also entitled to a standard annual health screen, which you can upgrade via salary sacrifice.

Full details of salary sacrifice, benefits and the terms upon which they are provided are available through the FYB Flex site.

9. Pension
You will be automatically enrolled into the American Express UK Stakeholder Pension Plan ("SHP") on the first day of the month after your start date (or the first day of the second month after your start date if you started after the 25th of the month), (the "Deferral Date). The SHP complies with the current Auto-Enrolment requirements.  If you wish to join the SHP prior to your Deferral Date, you should notify smartsavinguk@aexp.com  including the phrase "I confirm I personally submitted this notice to join a workplace pension scheme". The earliest joining date will be your start date.
The Company currently provides a core contribution to the SHP equivalent to 4% of basic salary. In addition, the Company currently matches any regular monthly contributions you make up to 7% of basic salary. Elections to start personal contributions are made via FYB Flex.  Personal contributions will be made via the American Express salary sacrifice arrangement.  You can opt-out of salary sacrifice via FYB Flex when you first sign up or during the annual flex enrolment period.  Full details on the SHP and further information on pensions and saving for retirement can be found on FYB Flex.

You may cancel your membership of the SHP within the first 30 days of your membership using the form provided in the welcome pack from Prudential. Any cancellation will take effect after you have become a member of the SHP and not before. If you cancel your membership you may be automatically re-enrolled back into the SHP at a later date (currently every three years). Participation, enrolment, investment options and contributions are subject to the rules of the SHP. The Company reserves the right to amend, suspend, supplement, modify or terminate the SHP as it deems appropriate, both prospectively and retrospectively, at its sole and absolute discretion.

10. Company Car / Cash Allowance

Subject to the rules of the scheme your current role entitles you to either a Company car allowance or a cash allowance as described below:

Company Car Allowance: £650 per month
Cash allowance: £800 per month
The scheme rules and further details may be accessed via FYB Flex through the company's intranet.

11. Holidays

Your holiday entitlement is calculated in accordance with the Company's Annual Holiday Entitlement policy (available on the intranet) and is currently the pro rata equivalent of 25 days per full calendar year in addition to public and bank holidays.

If your working pattern is such that you do not work 5 days per week or the same hours each day throughout the year then your holiday entitlement will be calculated in hours.  An hourly entitlement includes credit for public holidays.

If, on leaving the Company, you have taken more holiday than your entitlement, you must repay the equivalent amount of salary, which will, where possible, be deducted from your final salary payments.

12. Notice period

You may terminate your employment at any time by giving the Company 13 weeks notice in writing.

The Company may terminate your employment at any time by giving you 13 weeks notice in writing.

The Company will be under no obligation to provide you with work during your notice period and may at its discretion place you on garden leave.  In cases of gross misconduct the Company reserves the right to terminate employment without notice and without payment in lieu of notice.  During any notice period the Company may:

•	Withdraw or change any powers or duties assigned to, or otherwise vested in, you.
•	Request the return of Company property and/or remove your access to Company information.
•	Instruct that you remain away from the workplace.

The Company may pay basic salary in lieu of all or part of your notice period whether notice is given by either you or the Company.

If your employment is terminated under circumstances making you eligible to participate in the Senior Executive Severance Plan ("Plan"), as amended from time to time, you would be eligible for one and a half years of severance under the current terms of the Plan. Severance would be comprised of one and a half years of salary and one and a half years of target bonus paid out on a serial basis over 78 weeks ("Severance Period") commencing at the end of your Notice. Unless otherwise specified at the time an ICP award is granted, during your Notice and the Severance Period you will continue to vest in any outstanding equity and Portfolio Grant awards, including those grants specified in this offer, until you secure full-time employment at another organization.

13. Confidentiality

During your employment you will be exposed to information about the Company, and suppliers and customers of the Company, which is confidential or is commercially sensitive and which if disclosed could cause significant harm to the Company.

You are required to familiarise yourself with, and comply with the provisions of, all Company policies in relation to Confidentiality, details of which are available on the Company's intranet.  You must not whether during or after your employment, except as authorised, reveal to any person, firm, Company, organisation or otherwise make use of any trade secrets, secret or confidential operations, processes or dealings or any information (other than that within the public domain) concerning the organisation, finances, transactions or affairs of the Company (including lists of the customers or clients of the Company) which may come into your knowledge during your employment.  Nothing in this clause will prevent you from disclosing information to comply with a Court Order or perform any statutory obligation on you to do so.

14. Criminal Record Check and Disclosure of Convictions

You consent to the Company conducting periodic criminal record checks upon you.  Your ongoing employment is subject to the results of any checks proving satisfactory to the Company, as well as your compliance with the Company's Criminal Record Checks and Disclosure of Criminal Convictions Policy.

15. Eligibility to work in the U.K.

Your ongoing employment is subject to you being legally entitled to live and work in the U.K.

If you are a national of a non-EEA country and you are being sponsored by American Express, you are obliged by law to notify askimmigration@aexp.com of any changes to your working arrangements, prior to them taking effect.

In addition you will be required to notify askimmigration@aexp.com if;
•	You are planning to take maternity, paternity or parental leave.
•	You receive a pay increase outside of the annual salary review
•	If you resign from American Express or if the Company ceases to sponsor you.

You are also obliged by law to ensure that all absences, either sickness or holiday, current home address and telephone number are correctly recorded on the relevant Company systems.

16. Incapacity for work

If you are absent from work due to sickness or injury you must adhere to the Company's Absence & Ill-Health at Work Policy which can be found on the intranet.  You will be paid in line with that policy. You may be required to have a medical examination with a physician nominated by the Company.

17. Grievance and disciplinary procedures and compliance

A full copy of the current grievance and disciplinary procedures can be found on the intranet.  The Company may suspend an employee, with pay, for any period of investigation into his or her conduct, and may instruct an employee to remain away from the workplace during suspension.  The Company may also withhold incentive payments and/or defer any decision to award an increase in pay for merit during any period in which an employee is involved in a disciplinary procedure, including any specified periods for improvement.

You are required to be aware of and comply with all legislation, regulations and codes of practice issued by the Company or any regulatory body which is relevant to your employment. You accept that the Company may make enquiries to satisfy itself that the required standards are being met.

You must comply with any reasonable directions of the Company and with all the policies and procedures of the Company and its affiliates, including (without limitation) the Code of Conduct and the policies on the Company intranet, and failure to comply may result in disciplinary action.

18. Deductions from salary

You authorise the Company to make deductions, without notice, from your salary or other earnings, including salary payable on termination of employment of any amounts owed by you to the Company, including but not limited to Company car contributions, salary over-payments or advances, amounts owing under the Relocation Policy, holiday pay, claw-back of bonuses, overdue amounts on any Corporate American Express card or any other amounts owing to the Company.

19. Data Protection

You agree that you have read and understood the Employee Privacy Notice contained in the Appendix to this agreement.  You understand the conditions of the Employee Privacy Notice will become a material condition of your employment contract with American Express. The Company may change the policies in force at any time and you will be notified of any changes.

You understand and recognize that the Company will process personal information relating to you in the context of your employment relationship, including sensitive personal information (according to the conditions set out by the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (the General Data Protection Regulation). You also understand that the Company will make certain information available, solely for the purpose of administering your employment relationship, to:

-	the American Express group of companies worldwide;
-	those who provide products or services to the Company (such as advisers, payroll administrators or lawyers and consulting firms);
-	regulatory authorities;
-	potential or future employers, in case you request a referral for a new job outside our Company; and
-	governmental or quasi-governmental organisations.

The Company has taken appropriate steps to ensure that your information is adequately protected in accordance with applicable laws.

20. Monitoring

The Company and its contractors may monitor and/or record incoming/outgoing telephone calls, images, electronic communication systems and internet use.  This is for the purposes of staff training, quality assurance, prevention of crime and to ensure that the Company's policies on the use of such systems are being complied with.  You consent to the Company carrying out the steps described in this clause.  You will be advised if you work in an area where calls/images are monitored and/or recorded.

21. Other employment/positions

You may not, without the express prior written permission of your leader:

a)	Undertake other employment, whether paid or unpaid, or have any outside business interest.

b)	Serve as a Director or Officer (paid or otherwise) of any business other than American Express.

Such permission will not be unreasonably withheld.

22. Auditor independence rules

In line with good Corporate Governance, the Company needs to maintain independence from its Auditors.  In order that the Company may comply with its reporting obligations you must advise your leader if:

a)	You have been an employee, partner, principal or shareholder of PriceWaterhouseCoopers or any of its affiliates or legacy firms within the past three years; or
b)	You have a close family member (e.g., spouse, parent, child or sibling) employed by PriceWaterhouseCoopers or any of its affiliates or legacy firms.

23. Financial Conduct Authority (FCA) Regulation

The Company is regulated by the FCA, and has established compliance arrangements (including Company policies and procedures) in order to ensure that the Company and its employees adhere to the rules and regulations of the FCA.  Guidance on the Company's compliance arrangements is available on the Square and from the Company's Compliance Department.

Where specific FCA standards of training, competence or repute are required by the Company for your role, you will be required to demonstrate on a continuing basis that you satisfy these standards, or to obtain these standards within a reasonable time period.  You agree that the Company will be entitled to carry out regular checks, including credit and criminal record checks, to ensure such standards are maintained, and you agree to take any steps reasonably requested by the Company in relation to such checks.

If the Company determines that you do not meet the FCA's required standards, your employment may be terminated in line with your contractual notice period.

24. Emergency contact and personal information

The Company has an electronic system (myHR) to enable you to manage your own personal and company related information. On joining American Express, your leader will receive your login details for you to access our company intranet 'The Square' which would have a link to MyHR. You can access MyHR by clicking on the following links >You & Amex> MyHR> Go To MyHR>My Profile, here you will be able to enter your up-to-date address, dependants, telephone number, emergency contact details and American Express Public Profile.

25. Collective agreements

There are no collective agreements relating to your employment.

26. Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Company shall have any rights under it.

27. Jurisdiction

This agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties agree to the exclusive jurisdiction of the courts of England and Wales.

28.	Right to amend

The Company reserves the right to review, revise, amend or replace the provisions of your contract of employment to reflect the changing needs of the business or to reflect changing legislation and business practice. Any change will be notified to you in writing, or in any other form of communication, within one month of the change.

The Company may introduce new benefits, policies and plans, change external providers, or modify or discontinue existing benefits, policies and plans.  Accordingly, the Company reserves the right to revise, supplement, modify or discontinue any plans, policies, or benefits as it deems appropriate, at its sole and absolute discretion.

In relation to benefit plans, this document describes only certain highlights of benefit plans.  It does not supersede the detailed provisions of the applicable plan documents, which in all cases are the final authority.

Additionally, you may be subject to other local business requirements on an ongoing basis which impact the area in which you work. In such circumstances your Leader will forward the details to you.

Acceptance of the Contract
_________________________________________________________________

Declaration

I wish to accept employment on the terms and conditions laid out in this Contract, offer letter and Appendix (Data Protection Disclosure Statement).

Anna Marrs

Confirmation of start date

I confirm that my start date will be:

Start date:	10 September 2018

Signed	/s/ Anna Marrs
Dated	11 March 2018

______________________________________________________________________

Addendum

As previously agreed, you will receive the second of two special cash new hire payments of $500,000 or GBP equivalent payable after the first anniversary of your start date. As indicated in your offer letter, the special cash payments are subject to applicable withholdings and deductions and are contingent upon your continuous employment through the respective payment dates. Also, these special cash payments are required to be repaid in full if you voluntarily resign or are terminated for 'Good Cause' within 24 months after receipt of the special cash payments. 'Good Cause' is defined in the American Express Senior Executive Severance Plan.

Appendix _______________________________________________________________________

Employee Privacy Notice

American Express Company (we, our, us)  and any affiliate, subsidiary, and any other company owned or controlled by us (American Express Family of Companies) would like to take this opportunity to tell you about the personal information we collect about you and how we use it.

1.	Information We Collect

We  will collect information about you from your resume, new hire form and associated documentation, your benefits enrolment forms and when you interact with us in the development of your employment relationship (for instance, when you interact with Employee Relations or Payroll Services).  We also may collect information about you from people you have named as references, from previous employers and educational and professional institutes.  Depending on your position, we may also collect information in the following ways:

(a)	through credit checks with credit reference agencies;
(b)	through additional checks with external agencies, such as background verification agencies, sanctions screening agencies, and in rare cases, medical examiners;

If you are an existing employee applying for a different role at American Express, we may also carry out these checks if they are appropriate for the new role to which you are applying.

We may also ask you to provide us with personal information of an emergency contact.  By providing us with emergency contact details you are confirming that you have gained the authority of your emergency contact(s) to provide us with this information.

2.	Information We Share

We do not share your personal information with anyone except as described below. We will share your personal information only to administer the employment relationship with you or as required or permitted by applicable law, such as:

•	with credit reference agencies and similar institutions to report or ask about your financial circumstances;
•	with worker representatives, regulatory authorities, courts, law enforcement and governmental agencies to comply with legal orders, legal or regulatory requirements, and law enforcement requests;
•	within the American Express Family of Companies to provides services or as noted below;
•
with our service providers who help manage our employment relationships (such as human resource consultants, payroll companies, lawyers, consulting firms, employee benefits companies, printing, mailing and other communications services or data processing and outsourced technology services); and

•	any party approved by you (such as your bank or your beneficiaries).

If you transfer to another company within the American Express Family of Companies, you understand that we may send, at the request of your new employer, your personnel file (which contains personal information about you) to your new employer, so that they can administer your new employment relationship.  We will retain any information that is required for compliance with statutory requirements or legitimate business purposes.

3.	How We Use Your Information

Your personal information will be solely used for the purpose of administering and fulfilling the employment relationship, as required by law, or for our legitimate interests, including:

•	to verify your credentials, prior employment and personal history;
•	to provide payroll and employee benefits, including insurance and pensions;
•	for training and development, planning and organisation (including the creation of employee profiles to facilitate this);
•	for communications related to your employment, such as performance ratings, service anniversaries, goal setting and rewards;
•	for compliance with internal policies and statutory requirements, such as record keeping and reporting for public health care, pension programs and tax purposes;
•	for management and analysis of employee expenses;
•	for the creation of aggregated reports for human resources' analytics;
•
for the monitoring of employee activity and electronic communications in the workplace (including records of incoming/outgoing telephone calls, images, electronic communication systems and internet use) in accordance with our internal policies and applicable law, for security, prevention of misconduct or crime, staff training and quality assurance. You will be advised if you work in an area where video/images are monitored and/or recorded in accordance with applicable law;  and

•	for security purposes, such as crisis preparedness and emergency notifications, or for the protection of your health or the safety of others.

Additionally, American Express will also process your personal information in certain circumstances when you provide your consent for us to do so (for instance, when taking part on company surveys or company pilots).

Any information that we are required to collect about you regarding health, race, ethnic origin, religion, trade union membership, the commission of any offences or your emergency contact details will be collected, used and stored only to satisfy legal requirements or for other purposes essential to administering the employment relationship with you.

4.	International Transfers

We process, transfer and access your personal information through our systems in the UK and outside the European Economic Area, such as in the United States (where our main operational data centres are located) to administer your employment relationship. Regardless of where we process your information, we will take appropriate steps to ensure the adequate level of protection for your information in other countries outside the UK or European Economic Area including the USA, where data protection laws may not be as comprehensive as the UK or EEA.

Please note that data transfers within the American Express Family of Companies are made under our Binding Corporate Rules which are available on the privacy section of our corporate website and on our intranet.

5.	Safeguarding and Retention

We use organizational, administrative, technical and physical security measures to protect your personal information. These measures include computer safeguards and secured files and facilities. We only give authorized personnel access to your personal information, and require them to only use it for the purposes we specify. Personal information will not be kept for longer than is appropriate for the purposes set forth above, as required by applicable laws or regulations, or for litigation and regulatory investigations.

When your personal information is no longer necessary for these purposes, we will take reasonable steps to securely destroy such information or permanently de-identify it.  For more information about our data retention practices, you can request additional information through the channels identified below.

6.	Your Rights

As an employee, you have certain rights over the personal information that we have about you in the context of this employment relationship. More specifically, you have the right to:
•	access the personal information we keep about you;
•	correct inaccurate personal information we have about you;
•	restrict and/or object to the use of your personal information;
•	request a copy of your personal information, in a structured, commonly used and machine-readable format; and
•	withdraw your consent for those activities where we obtained your consent to process your personal information.

You are encouraged to access MyHR, an on-line web based, User ID and password protected tool, which will allow you to check and update your personal information. Please note that if you decide to restrict or object to the processing of your personal information, we may not be able to administer properly the employment relationship with you.

7.	Questions

If you have questions about this privacy notice please, contact your Leader, Human Resources or our Data Protection Officer at DPO-Europe@aexp.com. You may also write to American Express Services Europe Limited, Dept. 2007, Upper Ground Floor, 1 John Street, Brighton, East Sussex, BN88 1NH. You also have the right to contact the Information Commissioner directly at www.ico.gov.uk.